UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2011

JAKKS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22619 Pacific Coast Highway, Malibu, California		90265
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 456-7799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 23 we entered into an amended employment agreement with John (Jack) McGrath whereby he became our Chief Operating Officer.  The amended employment agreement, which runs through 2013, provides for an annual salary of $600,000; an annual increase over the prior year’s  base salary of at least $15,000; an annual award of $75,000 of restricted stock, subject to vesting in equal installments over three years, provided, however, that the initial vesting of the first installment of each year’s award is conditioned on “Adjusted” EPS (as defined in the amended agreement) for the fiscal year in which the shares are issued being equal to minimum “Adjusted” EPS as follows:  2011 vesting condition:  greater of $1.41 or 3% higher than 2010 “Adjusted” EPS; 2012 vesting: greater of $1.45 or 3% higher than 2011“Adjusted” EPS; and 2013 vesting condition: greater of $1.49 or 3% higher than “Adjusted” 2012 EPS.  The amended agreement also provides for an annual bonus opportunity of up to 125% of salary payable 50% in cash and 50% in restricted stock (with a four year vesting) based upon “Adjusted” EPS growth.  Bonus targets for 2011 range from $1.37 -$1.78.  The bonus targets for 2012 –2013 will be set by the Compensation Committee.

The foregoing is only a summary of certain of the terms of the amended employment agreement.  For a complete description, copies of the original agreement and the amendment are annexed herein in their entirety as exhibits.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Employment Agreement between the Company and John a/k/a Jack McGrath, dated March 4, 2010

10.2	First Amendment to Employment Agreement between the Company and John a/k/a Jack McGrath, dated August 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: August 23, 2011
By: /s/ JOEL M. BENNETT Joel M. Bennett, CFO

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between the Company and John a/k/a Jack McGrath, dated March 4, 2010

10.2	First Amendment to Employment Agreement between the Company and John a/k/a Jack McGrath, dated August 23, 2011